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                                                                  Exhibit 10.15

                    Description of OraSure Technologies, Inc.
                    Management Stock Option Award Guidelines

On February 4, 2003, the Company's Board of Directors adopted Stock Option Award Guidelines for the Company's management (the "Option Guidelines"). The purpose of the Option Guidelines is to establish a framework for granting stock options in order to reward outstanding performance by the Company's management team. Employees covered by the Option Guidelines are at the director level and above, and include all Company officers.

Awards under the Option Guidelines in any year will depend on an employee's achievement of individual performance objectives. Each employee's individual performance will be evaluated against his or her performance to determine if that individual meets expectations, exceeds expectations or has performed in an outstanding manner. Set forth below are annual award targets assuming that the participating employees are evaluated as having met expectations for the year in question:

                                                   Award Target
                      Title                       (No.of Shares)
                      -----                        ----------
          Chief Executive Officer                     150,000
          Executive Vice President                     60,000
          Senior Vice President                        40,000
          Vice President                               25,000
          Director                                Up to 7,500

If an employee's performance is evaluated to exceed expectations or to be outstanding, the amount of that employee's award could be up to 150% of the applicable annual target set forth above. If an employee's performance is evaluated to be below expectations, his or her award could be 50-75% of the applicable target set forth above. Any employee whose performance is evaluated to be unsatisfactory would receive no stock option award.

Performance criteria for individual employees will be derived from the Company's corporate objectives for the applicable year, concerning financial performance, strategic planning, research and development, business development, regulatory affairs and quality control, manufacturing, engineering, information systems, sales and marketing, human resources, investor relations matters and/or such other objectives chosen by the Board or the Compensation Committee in their sole discretion. Awards are expected to reflect a weighted average measurement of an employee's achievement of his or her individual performance objectives.

Employees must be employed by the Company as of December 31, 2003 and at the time of grant in order to receive a stock option award, and awards will be adjusted on a pro rata basis to the extent any employee is employed for only a portion of a year. The Chief Executive Officer will recommend individual awards for all covered employees (other than the Chief Executive Officer) to the Compensation Committee of the Board of Directors based on an assessment of each individual's performance against his or her applicable performance objectives. The Compensation Committee may approve or disapprove any recommended option award in whole or in part in its sole discretion. The Compensation Committee will evaluate the performance of the Chief Executive Officer and determine an appropriate option award in accordance with the Option Guidelines and such evaluation.

The Compensation Committee shall have the right in its sole discretion to reject any or all of the recommended bonus awards, even if any and all applicable performance criteria have been satisfied, based on the business conditions of the Company at or immediately after the end of 2003.